Exhibit 10.1
BLUELINX HOLDINGS INC.
SHORT-TERM INCENTIVE PLAN
1. PURPOSE
     The purpose of this Plan is to permit the Company, through awards of annual bonuses, to reinforce the importance of teamwork for corporate success and to motivate Employees to achieve maximum profitability and success of the Company. Under the Plan, the incentive compensation “pool” will be funded based solely on performance as measured against established business and/or financial goals at multiple Organizational Levels. Once funded, a designated percentage of the incentive compensation “pool” will be allocated pro rata based on the actual performance of the applicable Organizational Level, with the remainder allocated in the discretion of management to reward individual performance.
2. DEFINITIONS
     “Achieved Performance Percentage” means, with respect to each Performance Measure applicable to an Organizational Level for a Fiscal Year, such Organizational Level’s actual performance expressed as a percentage of the “target” Performance Goal. Where an Organizational Level’s performance falls between Performance Goal levels, the Achieved Performance Percentage shall be determined by interpolation. If the actual performance with respect to a Performance Goal for an Organizational Level is less than “threshold,” then the Achieved Performance Percentage with respect to that Performance Measure shall be zero. If the actual performance with respect to a Performance Goal for an Organizational Level is more than the “maximum,” then the Achieved Performance Percentage with respect to that Performance Measure shall be determined at such maximum level.
     “Administrator” means the Board of Directors, or a committee of the Board of Directors, duly appointed to administer the Plan. The Committee may appoint one or more individuals who are not members of the Committee to administer the Plan on behalf of the Company except that the Committee remains responsible for approving all aspects of the Plan that may affect the compensation of the CEO or any of the Executive Officers.
     “Board of Directors” shall mean the Board of Directors of the Company.
     “Bonus” shall mean the amount payable to a Participant as determined by the Administrator in accordance with this Plan as an annual bonus for any Fiscal Year.

     “Bonus Pool” means the total dollar amount determined in Section 4.2 which will fund the Plan and be available for allocation pursuant to Section 5.
     “CEO” means the Chief Executive Officer of BlueLinx Holdings Inc.
     “Committee” means the Compensation Committee of the Board of Directors of BlueLinx Holdings Inc.
     “Compensation” means a Participant’s annualized rate of pay as of December 31 of the applicable calendar year.
     “Company” means BlueLinx Holdings Inc. and its subsidiaries.
     “Employee” means any exempt full-time, salaried employee of the Company.
     “Executive Officer” means a Participant who has been designated as an executive officer by the Company’s Board of Directors.
     “Organizational Level” means a level of the Company’s organizational structure identified by senior management for purposes of measuring performance under the terms of this Plan for a Fiscal Year.
     “Participant” means an Employee of the Company who, for a given Fiscal Year, has been selected to participate in the Plan by senior management.
     “Participant Funding Amount” means the amount calculated with respect to each Participant under Section 4.2(b).
     “Performance Goal” means the financial or business goals established with respect to each Performance Measure applicable to an Organizational Level for a Fiscal Year.
     “Performance Measure” means the criteria selected by senior management for a Fiscal Year to measure performance at an Organizational Level. The Performance Measures are set forth hereto in Exhibit A. The Committee must approve the Performance Measures applicable to any Organizational Level in which an Executive Officer is included.
     “Performance Measure Weighting Percentage” means the percentage weighting accorded to each Performance Measure applicable to an Organizational Level. The total of the Performance Measure Weighting Percentages shall equal one hundred percent (100%). The Performance Measure Weighting Percentage is set forth on Exhibit A.
     “Plan” means the BlueLinx Holdings Inc. Short-Term Incentive Plan as set forth in this document, as amended from time to time.

     “Primary Organizational Level” means the Organizational Level with respect to which a Participant has primary responsibility or to which he or she is most closely aligned.
     “Primary Level Weighting Percentage” means the percentage weighting given to a Participant’s Primary Organizational Level. The total of the Primary Level Weighting Percentage and the Secondary Level Weighting Percentage(s), if any, shall equal one hundred percent (100%).
     “RONA” shall mean Return on Net Assets.
     “Secondary Level Weighting Percentage” means the percentage weighting given to the performance of one or more Secondary Organizational Levels. The total of the Primary Level Weighting Percentage and the Secondary Level Weighting Percentage(s), if any, shall equal one hundred percent (100%).
     “Secondary Organizational Level” means a level of the Company’s organizational structure to which the Participant has significant (but not primary) responsibility or alignment.
     “Target Bonus Percentage” means the percentage of a Participant’s Compensation that will be contributed to the Bonus Pool under this Plan if the Participant’s Organizational Level(s) achieves the “target” performance level with respect to each applicable Performance Goal. The Target Bonus Percentages are listed on Exhibit B.
3. Administration
     The Plan shall be administered by the Administrator, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to determine the amount of any Bonuses (subject to the terms and conditions hereof) and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Administrator’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, any Participants, former Participants or their designated beneficiaries, and other employees of the Company.
     It is the intention of the Company that, to the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), could operate to result in the loss of a deduction to the Company, on its federal income tax return, for the bonuses to be paid under this Plan, then steps shall be taken so that the bonuses will constitute qualified “performance-based compensation” for purposes of Code section 162(m) and Section 1.162-27 of the Treasury regulations promulgated thereunder.
4. Determination of Bonus Pool
     4.1. Determination of Standards. Prior to March 31 of each calendar year, the Administrator will determine, in its discretion:

(a)	The applicable Performance Measures applicable to each Organizational Level;

(b)	The applicable Performance Measure Weighting Percentage for each Performance Measure at each Organizational Level;

(c)	The applicable Primary Level Weighting Percentage for each Organizational Level;

(d)	The applicable Secondary Level Weighting Percentage, if any, for each Organizational Level;

(e)	The threshold, target and maximum Performance Goals with respect to each Performance Measure established for an Organizational Level; and

(f)	Each Participant’s Target Bonus Percentage.
The Compensation Committee must approve all standards applicable to the CEO and the Company’s other Executive Officers.
     4.2 Funding of Bonus Pool.
(a)	The Bonus Pool shall equal the sum of the Participant Funding Amounts as calculated in 4.2(b) below for each Participant in the Plan for a Fiscal Year. Following determination of the total amount of the Bonus Pool, such Bonus Pool shall be allocated in accordance with Section 5.

(b)	The Participant Funding Amount shall be calculated as follows:
     (i) multiply the Achieved Performance Percentage determined for each Performance Measure applicable to the Participant’s Primary Organizational Level by the Performance Measurement Weighting Percentage assigned to each such Performance Measure;
     (ii) multiply the sum of the results determined in (i) above by the Primary Level Weighting Percentage applicable to the Participant;
     (iii) where a Participant’s performance is based in part on the performance of one or more Secondary Organizational Levels, repeat step (i) above with respect to each Secondary Organizational Level and multiply the result by the applicable Secondary Level Weighting Percentage;
     (iv) multiply the sum of (ii) and (iii) above by the product of Participant’s Target Bonus Percentage, as adjusted if applicable, and Participant’s Compensation.
An example of this calculation is attached as Exhibit C for illustration purposes only.
5. Allocation of Bonus Pool

     5.1 General. The Bonus Pool shall consist of a “Discretionary Component” and a “Non-Discretionary Component.” Prior to March 31 of each calendar year, senior management will determine the percentage of the Bonus Pool to be allocated to the Discretionary Component (the “Discretionary Allocation Percentage”) and the percentage to be allocated to the Non-Discretionary Component (the “Non-Discretionary Allocation Percentage”).
     5.2. Discretionary Allocation. The Discretionary Component of the Bonus Pool for a Fiscal Year shall equal the total Bonus Pool multiplied by the Discretionary Allocation Percentage for such Fiscal Year. Management in its discretion shall determine the amount of the Discretionary Component, if any, to award each Participant (other than the CEO or any Executive Officer) after reviewing his or her individual performance and contribution to the Company. The amount of the Discretionary Component awarded to the CEO or any Executive Officer shall be equal to his or her Participant Funding Amount multiplied by the Discretionary Allocation Percentage, which amount shall be subject to adjustment by the Committee, in its discretion, after reviewing his or her individual performance and contribution to the Company.
     5.3. Non-Discretionary Allocation. The Non-Discretionary Component of the Bonus Pool for a Fiscal Year shall equal the total Bonus Pool multiplied by the Non-Discretionary Allocation Percentage for such Fiscal Year. The Non-Discretionary Component of the Bonus Pool shall be allocated among Participants in an amount equal to his or her Participant Funding Amount multiplied by the Non-Discretionary Allocation Percentage. Notwithstanding the foregoing, in the event that senior management, determines that a Participant’s performance warrants a lesser incentive compensation payment, such Participant’s allocation as described in this Section 5.3 may be reduced or forfeited.
6. Payment of Awards
     6.1. General. Bonuses will be paid as soon as practicable after the calculation and allocation of the Bonus Pool as described above for each Fiscal Year, but in no event later than March 15 following the end of that Fiscal Year. Except as provided in Section 6.3, no bonus will be payable under this Plan for a Fiscal Year to any Participant who (i) voluntarily terminates his or her employment with the Company during that year, or (ii) is involuntarily terminated by the Company for any reason during that Fiscal Year.
     6.2. Prorated Bonus. A Participant will be entitled to a bonus for a Fiscal Year which is prorated to reflect the period actually worked during that year and which will be payable at the same time bonuses for other Participants are paid for that Fiscal Year, if the Participant is added as a Participant prior to October 1 of the applicable Fiscal Year by act of senior management.
     6.3 Limitations with Respect to Bonuses.
(a)	No Participant shall have any right to receive payment of any Bonus unless the Participant remains in the employ or service of the Company through the end of the applicable Fiscal Year; provided, however, that the Administrator may, in its sole discretion, pay all or part of a Bonus to any Participant whose employment or service with the Company or its subsidiaries is terminated prior to such date for any reason. The determination of the Administrator shall be final and conclusive.

(b)	In no event shall Participants, as a group, receive Bonuses in excess of 100% of the Pool Amount for any Fiscal Year. Each Participant’s Bonus shall be reduced pro rata in the event that the foregoing 100% limitation is exceeded.
7. Designation of Beneficiary
          A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of any Bonus earned hereunder, shall receive such payment when due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Administrator. The Participant may at any time change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company. If the Participant does not designate a beneficiary or the designated beneficiary dies prior to the payment of any Bonus, any amounts remaining to be paid shall be paid to the Participant’s estate.
8. Adjustments
          If any Company Target or other criterion upon which Bonuses for any Fiscal Year is based shall have been affected by special factors, including, but not limited to, material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual or unplanned items, which in the Administrator’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Administrator may, for any purpose of the Plan, adjust such Company Targets or criterion for such Fiscal Year (and subsequent Fiscal Years, as appropriate) and make credits, payments and reductions accordingly under the Plan.
9. Amendment or Termination
     The Board, by action of the Committee, expressly reserves the right to amend or terminate the Plan at any time.
10. Miscellaneous
     10.1. Bonuses Unfunded. It is the intention of the Company that the Plan shall be considered unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to set aside assets in trust or to establish any special segregation of assets to assure payment of Bonuses. Any bonuses payable pursuant to the Plan (if any) shall be paid solely from the general assets of the Company.
     10.2. Taxation of Bonuses. The Company shall have the right to deduct at the time of payment of any Bonus any amounts required by law to be withheld for the payment of federal, state, local or foreign taxes, social insurance contributions, benefit plan contributions or other required withholdings.
     10.3. Spendthrift Clause. A Participant may not assign, anticipate, alienate, commute, pledge or encumber any bonus to which he or she may become entitled under the Plan, nor are the bonuses subject to attachment or garnishment by any creditor.
     10.4. No Contract of Employment. Participation in this Plan shall not constitute an agreement (1) of the Participant to remain in the employ of and to render his/her services to the Company or (2) of the Company to continue to employ such Participant, and the Company may terminate the employment of a Participant at any time with or without cause.
     10.5. Deletion of Participants. Notwithstanding anything in this Plan to the contrary, the CEO in his sole discretion may delete any Employee from the Participant group for a Fiscal Year.
     10.6 No Interest on Bonus Payment. If the Company for any reason fails to make payment of a Bonus at the time such Bonus becomes payable, the Company shall not be liable for any interest or other charges thereon.
     10.7 Governing Law. Except where federal law is applicable, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Georgia.
     10.8 Severability. If any provision of this Plan is found to be illegal or invalid, the Administrator shall have discretion to sever that provision from this Plan and, thereupon, such provision shall not be deemed to be a part of this Plan.
     10.9 Limitation of Liability. No member of the Board of Directors or the Administrator, and no officer, employee, consultant or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee or consultant, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.